Exhibit 99.4

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

B/E Aerospace, Inc.

1400 Corporate Center Way

Wellington, FL 33414

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 23, 2016, as Annex C to, and to the reference thereto under the captions “Summary — Opinions of Financial Advisors — B/E Aerospace’s Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — B/E Aerospace Board of Directors’ Recommendations and Its Reasons for the Transaction,” and “The Merger — Opinions of B/E Aerospace’s Financial Advisors” in, the Joint Proxy Statement relating to the proposed merger involving B/E Aerospace, Inc. and Rockwell Collins Corporation, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Rockwell Collins Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

November 22, 2016